Exhibit 4.2

FOURTH SUPPLEMENTAL INDENTURE

(TO CONVERTIBLE NOTES INDENTURE)

FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of March 20, 2014, among Road Raiders Transportation, Inc., a Delaware corporation, Road Raiders Inland, Inc., a Delaware corporation, Road Raiders Technology, Inc., a Delaware corporation, and Road Raiders Logistics, Inc., a Delaware corporation (collectively, the “New Guarantors”), each a subsidiary of HORIZON LINES, INC. (or its successor), a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

WHEREAS the Company (or its successor) has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of October 5, 2011, providing for the issuance of the Company’s 6.00% Series A Convertible Senior Secured Notes due 2017 (the “Series A Notes”) and its 6.00% Series B Mandatorily Convertible Senior Secured Notes (the “Series B Notes” and, together with the Series A Notes, the “Notes”), initially in an aggregate principal amount of $180,000,000 in the case of the Series A Notes and in an aggregate principal amount of $100,000,000 in the case of the Series B Notes;

WHEREAS Section 4.18(l) of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Company’s Obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 11.01 of the Indenture, the Trustee, the Company and other existing Guarantors, if any, are authorized to execute and deliver this Fourth Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Fourth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Fourth Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with each other and all existing guarantors (if any), to unconditionally guarantee the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of guarantors under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 17.03 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.

HORIZON LINES, INC.

By:	/s/ Robert Vass
Name:	Robert Vass
Title:	Assistant Secretary

[Signature Page to Fourth Supplemental Indenture to Convertible Notes Indenture]

ROAD RAIDERS TECHNOLOGY, INC.

By:	/s/ Jeffrey R. Yeager
Name:	Jeffrey R. Yeager
Title:	President and Secretary

[Signature Page to Fourth Supplemental Indenture to Convertible Notes Indenture]

ROAD RAIDERS TRANSPORTATION, INC.

By:	/s/ Gary L. Jensen
Name:	Gary L. Jensen
Title:	President and Secretary

[Signature Page to Fourth Supplemental Indenture to Convertible Notes Indenture]

ROAD RAIDERS LOGISTICS, INC.
ROAD RAIDERS INLAND, INC.

By:	/s/ Chris J. Dianora
Name:	Chris J. Dianora
Title:	President, Road Raiders Logistics, Inc.
Vice President, Road Raiders Inland, Inc.

[Signature Page to Fourth Supplemental Indenture to Convertible Notes Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ K. Wendy Kumar
Name:	K. Wendy Kumar
Title:	Vice President

[Signature Page to Fourth Supplemental Indenture to Convertible Notes Indenture]